SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Schedule 13G
Under the Securities Exchange Act of 1934
(Amendment No. 1)

REGENERATION TECHNOLOGIES, INC.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

75886N100
(CUSIP Number)

December 31, 2007
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

[] Rule 13d-1(c)

☒ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	75886N100

1) Name of Reporting Person	Lehman Brothers Holdings Inc.

S.S. or I.R.S. Identification No. of Above Person	13-3216325

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	1,683,925

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	1,683,925

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	1,683,925

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	5.6% (1)

12) Type of Reporting Person	HC/CO

(1) Based on 29,880,000 shares outstanding as of December 17, 2007 as reported in the Form S-4 filed by the Issuer on December 21, 2007.

CUSIP No.	75886N100

1) Name of Reporting Person	Lehman Brothers Inc.

S.S. or I.R.S. Identification No. of Above Person	13-2518466

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	1,683,925

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	1,683,925

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	1,683,925

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	5.6% (1)

12) Type of Reporting Person	BD/CO

(1) Based on 29,880,000 shares outstanding as of December 17, 2007 as reported in the Form S-4 filed by the Issuer on December 21, 2007.

CUSIP No.	75886N100

1) Name of Reporting Person	LB I Group Inc.

S.S. or I.R.S. Identification No. of Above Person	13-2741778

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	1,683,925

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	1,683,925

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	1,683,925

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	5.6% (1)

12) Type of Reporting Person	CO

(1) Based on 29,880,000 shares outstanding as of December 17, 2007 as reported in the Form S-4 filed by the Issuer on December 21, 2007.

CUSIP No.	75886N100

1) Name of Reporting Person	Lehman Brothers 1999 Venture GP Partnership L.P.

S.S. or I.R.S. Identification No. of Above Person	13-4098283

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	36,730

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	36,730

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	36,730

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	0.1% (1)

12) Type of Reporting Person	PN

(1) Based on 29,880,000 shares outstanding as of December 17, 2007 as reported in the Form S-4 filed by the Issuer on December 21, 2007.

CUSIP No.	75886N100

1) Name of Reporting Person	Lehman Brothers VC Partners, L.P.

S.S. or I.R.S. Identification No. of Above Person	13-4066168

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	36,730

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	36,730

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	36,730

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	0.1% (1)

12) Type of Reporting Person	PN

(1) Based on 29,880,000 shares outstanding as of December 17, 2007 as reported in the Form S-4 filed by the Issuer on December 21, 2007.

CUSIP No.	75886N100

1) Name of Reporting Person	Lehman Brothers MBG Venture Capital Partners 1998 (A), L.P.

S.S. or I.R.S. Identification No. of Above Person	13-4036790

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	70,574

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	70,574

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	70,574

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	0.2% (1)

12) Type of Reporting Person	PN

(1) Based on 29,880,000 shares outstanding as of December 17, 2007 as reported in the Form S-4 filed by the Issuer on December 21, 2007.

CUSIP No.	75886N100

1) Name of Reporting Person	Lehman Brothers MBG Venture Capital Partners 1998 (B), L.P.

S.S. or I.R.S. Identification No. of Above Person	13-4036792

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	1,306

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	1,306

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	1,306

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	0.0% (1)

12) Type of Reporting Person	PN

(1) Based on 29,880,000 shares outstanding as of December 17, 2007 as reported in the Form S-4 filed by the Issuer on December 21, 2007.

CUSIP No.	75886N100

1) Name of Reporting Person	Lehman Brothers MBG Venture Capital Partners 1998 (C), L.P.

S.S. or I.R.S. Identification No. of Above Person	13-4036793

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	8,035

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	8,035

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	8,035

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	0.03% (1)

12) Type of Reporting Person	PN

(1) Based on 29,880,000 shares outstanding as of December 17, 2007 as reported in the Form S-4 filed by the Issuer on December 21, 2007.

CUSIP No.	75886N100

1) Name of Reporting Person	Lehman Brothers MBG Venture Capital Partners 1998 (D), L.P.

S.S. or I.R.S. Identification No. of Above Person	13-4039003

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	44,102

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	44,102

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	44,102

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	0.1% (1)

12) Type of Reporting Person	PN

(1)	Based on 29,880,000 shares outstanding as of December 17, 2007 as reported in the Form S-4 filed by the Issuer on December 21, 2007.

Item 1(a).	Name of Issuer:

Regeneration Technologies, Inc.

Item 1(b).	Address of Issuer’s Principal Executive Offices:

11621 Research Circle
Alachua, FL 32615

Item 2(a).	Name of Person(s) Filing:

Lehman Brothers Holdings Inc.
Lehman Brothers Inc.
LB I Group Inc.
Lehman Brothers 1999 Venture GP Partnership L.P.
Lehman Brothers VC Partners, L.P.
Lehman Brothers MBG Venture Capital Partners 1998 (A), L.P.
Lehman Brothers MBG Venture Capital Partners 1998 (B), L.P.
Lehman Brothers MBG Venture Capital Partners 1998 (C), L.P.
Lehman Brothers MBG Venture Capital Partners 1998 (D), L.P.

Item 2(b).	Address of Principal Business Office:

Lehman Brothers Holdings Inc.
745 Seventh Avenue
New York, New York 10019

Lehman Brothers Inc.
745 Seventh Avenue
New York, New York 10019

LB I Group Inc.
399 Park Avenue
New York, New York 10022

Lehman Brothers 1999 Venture GP Partnership L.P.
399 Park Avenue
New York, New York 10022

Lehman Brothers VC Partners, L.P.
399 Park Avenue
New York, New York 10022

Lehman Brothers MBG Venture Capital Partners 1998 (A), L.P.

399 Park Avenue
New York, New York 10022

Lehman Brothers MBG Venture Capital Partners 1998 (B), L.P.
399 Park Avenue
New York, New York 10022

Lehman Brothers MBG Venture Capital Partners 1998 (C), L.P.
399 Park Avenue
New York, New York 10022

Lehman Brothers MBG Venture Capital Partners 1998 (D), L.P.
399 Park Avenue
New York, New York 10022

Item 2(c).	Citizenship or Place of Organization:

Lehman Brothers Holdings Inc. (“Holdings”) is a corporation organized under the laws of the State of Delaware.

Lehman Brothers Inc. (“LBI”) is a corporation organized under the laws of the State of Delaware. LBI is a broker-dealer registered under Section 15 of the Act.

LB I Group Inc. (“LB I Group”) is a corporation organized under the laws of the State of Delaware.

Lehman Brothers 1999 Venture GP Partnership L.P. (“LB 1999 Venture”) is a limited partnership formed under the laws of the State of Delaware.

Lehman Brothers VC Partners, L.P. (“LB VC Partners”) is a limited partnership formed under the laws of the State of Delaware.

Lehman Brothers MBG Venture Capital Partners 1998 (A), L.P. (“MBG VC Partners 1998 A”) is a limited partnership formed under the laws of the State of Delaware.

Lehman Brothers MBG Venture Capital Partners 1998 (B), L.P. (“MBG VC Partners 1998 B”) is a limited partnership formed under the laws of the State of Delaware.

Lehman Brothers MBG Venture Capital Partners 1998 (C), L.P. (“MBG VC Partners 1998 C”) is a limited partnership formed under the laws of the State of Delaware.

Lehman Brothers MBG Venture Capital Partners 1998 (D), L.P. (“MBG VC Partners 1998 D”) is a limited partnership formed under the laws of the State of Delaware.

Item 2(d).	Title of Class of Securities:

Common Stock

Item 2(e).	CUSIP Number:

75886N100

Item 3.	If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

(a) ☐ A broker or dealer under Section 15 of the 1934 Act
(b) ☐ A bank as defined in Section 3(a)(6) of the 1934 Act
(c) ☐ An insurance company as defined in Section 3(a) (19) of the 1934 Act
(d) ☐ An investment company registered under Section 8 of the Investment Company Act of 1940
(e) ☐ An investment advisor in accordance with Rule 13d-1(b)(1)(ii)(E)
(f) ☐ An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F)
(g) ☐ A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)
(h) ☐ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act
(i) ☐ A church plan that is excluded from the definition of investment Company under Section 3(c)(14) of the Investment Company Act Of 1940
(j) ☐ A group, in accordance with Rule 13d-1(b)(1)(ii)(J)

Item 4.	Ownership

(a)	Amount Beneficially Owned:

See Item 9 of cover pages.

(b)	Percent of Class:

See Item 11 of cover pages.

(c)	Number of shares as to which the person has:

(i) sole power to vote or to direct the vote
(ii) shared power to vote or to direct the vote
(iii) sole power to dispose or to direct the disposition
(iv) shared power to dispose or to direct the disposition

See Items 5-8 of cover pages.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not Applicable

Item 7.	Identification and Classification of the Subsidiary which Acquired the Security being Reported on by the Parent Holding Company or Control Person

LB I Group is the actual owner of 1,454,338 shares of Common Stock reported herein. LB I Group is also the actual owner of vested options to purchase 54,400 shares of Common Stock and the beneficial owner of vested options to purchase 14,440 shares of Common Stock, all of which were granted in connection with Michael Odrich’s service as a director on the Issuer’s board of directors. LB I Group is wholly-owned by LBI which is wholly-owned by Holdings.

Under the rules and regulations of the Securities and Exchange Commission, Holdings and LBI may be deemed to be the beneficial owners of the Common Stock and vested options actually and beneficially owned by LB I Group.

LB VC Partners is the actual owner of 36,730 shares of Common Stock reported herein. LB 1999 Venture is the general partner of LB VC Partners. LB I Group is the general partner of LB 1999 Venture and is wholly-owned by LBI which is wholly-owned by Holdings.

Under the rules and regulations of the Securities and Exchange Commission, Holdings, LBI, LB I Group and LB 1999 Venture may be deemed to be the beneficial owners of the Common Stock owned by LB VC Partners.

MBG VC Partners 1998 A is the actual owner of 70,574 shares of Common Stock reported herein. LB I Group is the general partner of MBG VC Partners 1998 A and is wholly-owned by LBI which is wholly-owned by Holdings.

Under the rules and regulations of the Securities and Exchange Commission, Holdings, LBI and LB I Group may be deemed to be the beneficial owners of the Common Stock owned by MBG VC Partners 1998 A.

MBG VC Partners 1998 B is the actual owner of 1,306 shares of Common Stock reported herein. LB I Group is the general partner of MBG VC Partners 1998 B and is wholly-owned by LBI which is wholly-owned by Holdings.

Under the rules and regulations of the Securities and Exchange Commission, Holdings, LBI and LB I Group may be deemed to be the beneficial owners of the Common Stock owned by MBG VC Partners 1998 B.

MBG VC Partners 1998 C is the actual owner of 8,035 shares of Common Stock reported herein. LB I Group is the general partner of MBG VC Partners 1998 C and is wholly-owned by LBI which is wholly-owned by Holdings.

Under the rules and regulations of the Securities and Exchange Commission, Holdings, LBI and LB I Group may be deemed to be the beneficial owners of the Common Stock owned by MBG VC Partners 1998 C.

MBG VC Partners 1998 D is the actual owner of 44,102 shares of Common Stock reported herein. LB I Group is the general partner of MBG VC Partners 1998 D and is wholly-owned by LBI which is wholly-owned by Holdings.

Under the rules and regulations of the Securities and Exchange Commission, Holdings, LBI and LB I Group may be deemed to be the beneficial owners of the Common Stock owned by MBG VC Partners 1998 D.

Item 8.	Identification and Classification of Members of the Group

Not Applicable

Item 9.	Notice of Dissolution of Group

Not Applicable

Item 10.	Certification

☐

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

☒

By signing below I hereby certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2008

LEHMAN BROTHERS HOLDINGS INC.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Vice President

LEHMAN BROTHERS INC.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Senior Vice President

LB I GROUP INC.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Authorized Signatory

Lehman Brothers 1999 Venture GP Partnership L.P.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Authorized Signatory

Lehman Brothers VC Partners, L.P.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Authorized Signatory

Lehman Brothers MBG Venture Capital Partners 1998 (A), L.P.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Authorized Signatory

Lehman Brothers MBG Venture Capital Partners 1998 (B), L.P.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Authorized Signatory

Lehman Brothers MBG Venture Capital Partners 1998 (C), L.P.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Authorized Signatory

Lehman Brothers MBG Venture Capital Partners 1998 (D), L.P.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Authorized Signatory

EXHIBIT A - JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13G filed herewith (and any amendments thereto), is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(k) (1) under the Securities Exchange Act of 1934, as amended, on behalf of each such person.

Dated: February 14, 2008

LEHMAN BROTHERS HOLDINGS INC.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Vice President

LEHMAN BROTHERS INC.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Senior Vice President

LB I GROUP INC.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Authorized Signatory

Lehman Brothers 1999 Venture GP Partnership L.P.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Authorized Signatory

Lehman Brothers VC Partners, L.P.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Authorized Signatory

Lehman Brothers MBG Venture Capital Partners 1998 (A), L.P.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Authorized Signatory

Lehman Brothers MBG Venture Capital Partners 1998 (B), L.P.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Authorized Signatory

Lehman Brothers MBG Venture Capital Partners 1998 (C), L.P.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Authorized Signatory

Lehman Brothers MBG Venture Capital Partners 1998 (D), L.P.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Authorized Signatory